Exhibit 5.1

May 15, 2008

PacWest Bancorp
401 West “A” Street
San Diego, California  92101

Ladies and Gentlemen:

In connection with the preparation and filing of Post-Effective Amendment No. 1 to the registration statements on Form S-8, Registration Nos. 333-138542, 333-107636, 333-101025 and 333-43330 (collectively, the “Registration Statements”), pursuant to Rule 414(d) of the Securities Act of 1933, as amended (the “Act”), relating to the registration of shares of Common Stock, par value $0.01 per share (the “Securities”), of PacWest Bancorp, a Delaware corporation (the “Company”) and successor-in-interest of First Community Bancorp, a California corporation, issuable under the PacWest Bancorp 2003 Stock Incentive Plan, as amended and the First Community Bancorp Stock Incentive Plan (the “Stock Plans”), in connection with, and upon the completion of, a reincorporation merger whereby First Community Bancorp merged with and into the Company, its wholly-owned  Delaware subsidiary, with the Company being the surviving corporation (the “Reincorporation Merger”), I, as General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, I advise you that, in my opinion, the Securities have been duly authorized, and when offered and sold pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

I note that the Company is deemed a “successor issuer” of First Community Bancorp for purposes of Rule 414(d) under the Act, and may expressly adopt the Registration Statements of First Community Bancorp as its own registration statements for all purposes of the Act by filing Post-Effective Amendment No. 1 to the Registration Statements.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statements.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Jared M. Wolff

Jared M. Wolff
Executive Vice President, General Counsel and Secretary